Exhibit 99.1

SUNSTONE HOTEL INVESTORS, INC.

Moderator:  Bryan Giglia

August 7, 2015

11:00 am CT

Operator:  Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Second Quarter Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will be given at that time. I would like to remind everyone that this conference is being recorded today, Friday August 7, 2015 at 9:00 a.m. Pacific Daylight Time.

I will now turn the presentation over to Bryan Giglia, Chief Financial Officer. Please go ahead, sir.

Bryan Giglia:  Thank you, Audra, and good morning everyone. By now you should have all received a copy of our second quarter earnings release and supplemental, which we released yesterday. If you do not yet have a copy, you can access it on our website.

Before we begin this call, I’d like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties, including those described in our prospectuses, 10-Qs, 10-Ks and other filings with the SEC, which could cause actual results to differ materially from those projected. We caution you to consider those factors in evaluating our forward-looking statements.

We also note that this call may contain non-GAAP financial information including Adjusted EBITDA, adjusted FFO and hotel Adjusted EBITDA margins. We are providing that information as a supplement to information prepared in accordance with Generally Accepted Accounting Principles.

In addition, hotel information presented includes our adjusted comparable 30 hotel portfolio, which includes prior ownership information. The 2014 hotel information has also been adjusted to conform with the industry’s Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition, which became effective in January of 2015.

With us on the call today are John Arabia, President and Chief Executive Officer; Marc Hoffman, Chief Operating Officer; and Robert Springer, Chief Investment Officer. After our remarks, we will be available to answer your questions.

With that, I would like to turn the call over to John.

John Arabia:  Thanks, Bryan. Good morning everyone. On today’s call I will discuss several items, including: first, a review of our hotel performance; second, our outlook for the operating environment; and third, an update of the embedded growth we expect from our two value-add repositioning projects in Boston and Wailea. Next, Marc will review our second quarter operations in detail, followed by Bryan, who will then walk through our updated earnings guidance.

To begin with, our portfolio outperformed our expectations for the second quarter. Our RevPAR growth of 7.1%, which was made up of a 6.3% increase in ADR and a 60 basis point increase in occupancy, exceeded the midpoint of our guidance of 6 to 7.5%. Overall, second quarter RevPAR growth was strong even with the previously anticipated softness at our two New York City hotels and lower than anticipated results at our Renaissance Baltimore. The Renaissance Baltimore was negatively impacted by group cancellations and softer transient booking following a period of civil unrest. Excluding Renaissance Baltimore, our RevPAR growth for the quarter would have been 7.8%, which would have been above the high end of our guidance. We expect the impact in Baltimore to be short-lived and remain bullish on the city as both citywide room revenue and our group booking pace are both up over 30% for 2016.

Not only did our room revenue growth exceed the industry average for upper upscale hotels in the second quarter, but our other income continued to demonstrate healthy year-over-year growth. Other revenues increased 10.2% during the quarter for a variety of reasons, including the implementation and restructuring of resort fee programs at certain of our properties and an increase in tenant lease revenues at a few of our hotels.

Also during the second quarter, food and beverage revenues increased 3.6%, while food and beverage margins were up an impressive 190 basis points. Our total food and beverage revenue growth was hindered by the Renaissance Baltimore which experienced several banquet cancellations during the two-week period of civil unrest. Banquet sales and audio visual spend continues to increased at most of our properties, as evidenced by a 5.3% in food and beverage revenues, excluding the Renaissance Baltimore, despite only modest increases in portfolio occupancy. As we have stated in recent quarters, groups continue to add more events to their programs and continue to upscale their functions in terms of both quality and size.

The stronger-than-anticipated non-rooms revenue contributed to the 6.4% increase in comparable total property revenues. This revenue growth, coupled with a 3.9% increase in comparable property expenses, drove a 160 basis point increase in hotel Adjusted EBITDA margins and a very healthy 11.3% in comparable hotel EBITDA. Our comparable hotel EBITDA exceeded our expectations and as a result, our second quarter Adjusted EBITDA and adjusted FFO per share exceeded the high end of our guidance and the consensus estimate. Despite the short-term impact of civil unrest in Baltimore and the anticipated lackluster results in New York City, our portfolio continues to demonstrate significant strength.

More importantly, despite recent concerns within the investment community that the end of the current cyclical expansion is upon us, we remain confident in the strength of this recovery. The second quarter of 2015 marks the 20th out of the past 22 quarters in which year-over-year quarterly occupancy has increased for our portfolio. The two quarters in which occupancy declined were negatively impacted by renovation disruptions and would have posted occupancy increases had it not been for renovation displacement.

As occupancy continues to build, our pricing pressure continues to intensify. Our RevPAR growth this quarter came approximately 90% from ADR, which is an improvement from the approximately 55% growth it contributed during the second quarter of 2014.

On a hotel-specific level, Washington, D.C. seems to have turned a corner, as our Renaissance D.C. has posted an 8.9% RevPAR increase year-to-date, and we anticipate the hotel will grow Full Year RevPAR between 5 - 6%, even with a weaker third quarter stemming from a shift in the holiday calendar. Additionally, our Renaissance D.C. booking pace for 2016 is up over 20% and is even stronger in 2017.

Our two hotels in New York City seem to have stabilized as year-over-year RevPAR growth has turned slightly positive for the month of July with preliminary RevPAR growth of +3%. Despite the 3% RevPAR increase for July, we continue to have concerns over the New York market for the remainder of 2015 and our guidance, as it has been all year long, continues to expect negative RevPAR for New York in 2015.

Our positive outlook for our portfolio is supported by recent hotel group production, busy convention calendars in 2016, and attractive group pace for our portfolio. More specifically, our future bookings made during the second quarter and during the first half of 2015 were the highest we have seen on record, and group rates for future periods continue to grow as meeting planners are more limited in terms of both space availability and key patterns. For 2016, our group pace, the specifics of which we’ll disclose later in the year when we provide initial 2016 guidance, is robust. Furthermore, citywide convention calendars for 2016 indicate that compression is likely to intensify in several of our key markets. For 2016, citywide rooms are up over 10% in San Diego and New Orleans, and up over 30% in Washington, D.C. and Baltimore.

Finally, we believe we have significant long term growth embedded in our portfolio, as Boston Park Plaza begins to ramp up during the second half of 2016, and Wailea is set to have an incredible growth in 2017. As we shared with you during our Boston Park Plaza tour, we believe that these two assets will collectively generate $56-$63 million of EBITDA in 2017, compared to the $41 million they generated in 2014, or the $42 million to $44 million they are expected to contribute in 2015. This equates to an incremental $15-$22 million of property-level EBITDA, once we are complete with our renovations at these properties. As presented in detail at a recent Boston Park Plaza property tour, we have built a track record of delivering these complicated projects on time, on budget and within our forecasted range of revenue displacement. I believe this core competency of in-house talent distinguishes us from several of our competitors and should provide greater comfort that we can create shareholder value through select value-add repositionings.

In summary, we believe our portfolio is in great shape and well positioned to take advantage of continued lodging expansion; our balance sheet is conservatively levered and can take advantage of investment opportunities that present themselves, and we have built-in earnings growth potential once we complete the renovations of Boston Park Plaza in mid-2016 and Wailea in late-2016.

With that, I’ll turn it over to Marc to discuss our second quarter operating results and the current operating environment. Marc.

Marc Hoffman:  Thank you, John, and good morning everyone. Thank you for joining us today. I will review our portfolio’s second quarter operating performance in greater detail.

For the second quarter we saw comparable RevPAR grow 7.1% to $184.05 through a 6.3% growth in ADR and a 60 basis point improvement in occupancy. Overall, 10 of our hotels generated double-digit RevPAR growth during the second quarter, including our Wailea resort, both our JW Marriott and Hilton New Orleans, our Hyatt San Francisco, Renaissance Long Beach, and all three of our Chicago hotels, as well as our hotel in Portland. Hotels witnessing flat to negative RevPAR included our two New York hotels and the Renaissance Baltimore, as John discussed before.

With occupancy continuing to be at record levels and with demand trends continuing to improve, our operators have focused on increasing transient rates through a proactive revenue mix management and focusing on pure ADR increases. This strategy has helped to increase our premium business portfolio-wide in the second quarter. More specifically, we continue focus on decreasing our reliance on discount channels. During Q2, all of our discount segments declined by 3.5% in room nights while increasing a solid 4.5% in rate. Furthermore in Q2, we saw a 10.5% room night decline in special corporate, but a 5.8% increase in special corporate rate. Our hotels have limited availability midweek and are starting to close out or limit the number of lower-rated special corporate rooms as well as lower-rated group rooms in favor of higher-rated bar rates.

We also saw strong movement in group rate during Q2, with a 7% increase in group rate and a 1.4% increase growth in rooms. Our group rate strength was seen in all group segments.

During Q2 we continued to see strong cyclical trends in food and beverage and improvement throughout our portfolio. Our food and beverage revenue, as John said, grew 3.6% year-over-year, with a strong 190 basis point improvement in food and beverage margin. Our margin strength came from both expense control and re-creation of menus and processes. Groups continue to increase the number and quality of events. We also continued to see revenue and cost benefits from our reinvented bars.

For full year 2015, our group pace for all 30 hotels increased from 4% at the end of the first quarter to 5.6%, consisting of a 3.6% increase in rate and a 190 basis point increase in rooms. Similarly, our group room night production for all current and future years increased 15.3%, including several multi-year bookings at the Renaissance Washington, D.C. Our total group rooms booked during the second quarter represented the highest second quarter bookings witnessed on record.

Let me turn the call over now to Bryan to review our liquidity and guidance. Bryan, please go ahead.

Bryan Giglia:  Thank you, Marc.

At the end of the quarter we had $187.2 million of cash on-hand, including $88.5 million of restricted cash. We have $1.4 billion of consolidated debt and preferred securities, which includes 100% of the $227 mortgage secured by the Hilton San Diego Bayfront. Our leverage consists entirely of well-staggered, non-cross mortgage debt and preferred securities. Our debt has a weighted average term-to-maturity of approximately four years and an average interest rate of 4.4%. Our variable rate debt as a percentage of total debt stands at approximately 30.6%. We have 18 unencumbered hotels that collectively generated $132.5 million of EBITDA in 2014 and an undrawn $400 million credit facility. Our balance sheet is strong and we retain considerable flexibility to take advantage of opportunities as they present themselves.

Now, to update 2015 guidance, for the third quarter we expect RevPAR to grow between 3% and 4%; we expect third quarter Adjusted EBITDA to come in between $90 million and $94 million; and we expect third quarter adjusted FFO per diluted share to be between $0.34 and $0.35. As we discussed on previous calls, we continue to expect that the third quarter will be the lowest RevPAR growth quarter of the year, due to Labor Day being one week later and the Jewish holidays falling midweek as opposed to on weekends last year.

Our third quarter full year guidance has been adjusted for the sale of the Rochester Preferred Equity Interest which was completed in July. The sale of the Preferred Equity Interest resulted in an increase in cash of $16 million as well as the elimination of $500,000 of interest income in the third quarter and $750,000 of interest income in the fourth quarter. We decided to sell our interest after evaluating the additional hotel supply hitting the Rochester market, the increased global competition for high-end health services, and the upcoming 2018 property level mortgage and mezzanine debt maturities. Following this sale, the total cash we recognized from the four hotels we sold in 2013, excluding the $20 million received for the commercial laundry facility, equates to approximately $160,000 per key and a 12.0x EBITDA multiple.

Separately, we deferred $2 million of the total $5 million Marriott guarantee income for Wailea from the fourth quarter of 2015 to 2016, due to expected strength of the 2015 property level cash flows combined with the final timing of the hotel repositioning.

Our full-year 2015 Adjusted EBITDA guidance ranges from $347 million to $356 million, and our full year adjusted FFO guidance ranges from $1.28 to $1.32 per share. At the midpoint, this implies an 11% increase in FFO per diluted share compared to 2014. Our current full year guidance, as compared to the full year guidance we provided last quarter, reflects the Wailea $2 million guarantee income moving from 2015 to 2016, and the decline in interest income related to the sale of the Rochester Preferred Equity Interest.

With that, I would like to now open the call to questions. Audra, please go ahead.

Operator:  Thank you. If you would like to ask a question, please press star, 1, on your telephone keypad. If you’re using a speaker phone, please make sure mute function is turned off to allow your signal to reach our equipment. Again that is star, 1, for questions. We’ll go first to Ian Weissman at Credit Suisse.

Kris Trafton:  Hi guys, this is Kris for Ian. Congrats on a great quarter. We’ve obviously seen quite a lodging sector sell-off since the earnings started this quarter on concerns that the recovery might be waning. We remain very bullish on the sector and it sounds like you are seeing some of the best pricing power you’ve seen since - you know, given the high occupancy. Can you talk a little bit about the discrepancy between sentiment; where you think the lodging sector’s going?

John Arabia:  Good morning, all we can talk about is really what we’re seeing in operating fundamentals. The market is going to decide what it wants to do, but what we can focus on is our underlying business, and as we said in our prepared remarks, you know, we remain confident in this recovery. We don’t feel any differently than we did three months ago, six months ago. Based on, group booking pace, based on convention calendars, based on everything we see, the recovery, we believe, is still fully intact.

As you know, there clearly has been a lot of attention focused on New York City and on Houston, but I believe that we have talked about those issues and had budgeted for those isolated areas of weakness for some time. So that really was not a surprise to us.

Kris Trafton:  Got you. With shares trading at 25 to 30% discount to NAV, and it seems like it’s a, you know, kind of a rare opportunity to be an aggressive buyer of your stock, I mean your - that’s a capitalization of 29% even on a depressed stock price, nothing outstanding in your credit line, no acquisitions under contract and then $150 million share purchase authorization. Can you, I guess, just update us on your thoughts about buying back stock at these levels and, you know, whether or not the $200 million that you have in maturing next year and the opportunity to maybe take out the preferred is kind of holding you back since you have, you know, new debt that you’re going to need to issue that next year?

John Arabia:  Sure. First of all, we really don’t comment on our specific intentions to either issue equity or to repurchase equity, but let me give you some thoughts about how we think about it.

At the current price of roughly $14 - I know we’re up a little bit today - we believe that our valuation falls very short of NAV. I think the consensus NAV is around $17.50 to $18. So at this point our best investment opportunity likely represents reinvesting in our portfolio and whether that’s investment through high IRR investments back into our specific properties or repurchasing our own portfolio, you know, through a share repurchase.

When we look at evaluating or when we evaluate a share repurchase, there are a few factors that we believe are relevant.

First, does the Company have the financial capacity to buy back stock without taking on too much debt or putting our liquidity at risk? Clearly, as you mentioned, our balance sheet is in great shape and we have ample access to capital. So, to the first question, really no problems there.

Second, how confident are we in the recovery in the earnings power of our portfolio? Here again, as we just talked about, we really don’t see anything material on the horizon that would cause us to reduce our longstanding view on the health of the cycle. While there has been a number of negative earnings revisions this quarter, that have caused us to pause and reflect on our forecast, as I just said, we remain comfortable. So, to the second question, no problem there.

Finally, I think one of the more interesting questions we really have to reflect upon is, just how comfortable are you with the absolute pricing of private market real estate values?

We are clearly trading, as you mentioned, at a pretty significant discount to NAV. While we believe that our NAV will continue to increase over time one must at least recognize that real estate return expectations are very low in a historic context, and that there’s some risk that those return expectations eventually move higher. In this regard, if we were to buy back stock, we believe the best way to fund such a repurchase would be to take advantage of the current arbitrage between public and private market pricing and sell assets on the private market at a low cap rate and use those proceeds to buy back our stock at a higher cap rate.

So I think this goes directly in line - these factors go directly in line with what we’ve been saying all year, which is, you know, given the disconnect between public and private market pricing, we are more likely than not to be a net seller than a net buyer of hotels this year.

So, sorry for the long-winded answer, but that’s our thoughts on share repurchases.

Kris Trafton:  Thanks for the color, John, Great quarter.

John Arabia:  Thanks.

Operator:  We’ll go next to Bill Crow at Raymond James.

William Crow:  Good morning, gentlemen.

John Arabia:  Hey, good morning, Bill.

William Crow:  I’m good, thanks. Let’s start in Baltimore. You gave a pretty rosy update on the city for next year, group pace up big. My question really is how much of that pace was booked in the period prior to the civil unrest versus after, and have you now seen an end to cancellations?

Marc Hoffman:  Hi, Bill, it’s Marc Hoffman. We’ve absolutely seen an end to cancellations. We’ve actually seen some decent bookings coming in in the last six weeks for 2016. We’ve had no erosion in 2016 at all, and we recently booked a nice reasonable size financial piece of business into 2016. So obviously the situation there can change, but today we feel good about where we’re at and the pace is strong.

William Crow:  Right. My second question is on New York. John, you were one of the more cautious folks on New York, and rightly so, it proved. But you also indicated that you thought we could turn positive for the city in the fourth quarter. Any change to that perspective, either for the better or worse?

Then number two, we’re into August so most of the summer leisure travel is coming to an end. Any change on your - from your perspective on international inbound travel into New York and the trends there during the leisure season?

John Arabia:  Yes, and Bill, I’m trying to remember back; - I think I had made the comment maybe six months ago that not only did we believe that New York would be negative but we believed that every quarter of the year would likely be negative. Then I think our discussion was there was a chance that maybe fourth quarter would turn a little bit. Keep in mind, underlying our forecasts and just our own projections are still that every quarter is negative in New York. So while we’re happy with the positive results this last month, we remain somewhat cautious on the city, just given the amount of new supply, the FX impact, and also what we believe is a bit of a commoditization of product in New York.

William Crow:  Any change to what you’re seeing from international travel during the season, the summer season?

John Arabia:  It looks like it’s stabilizing, but still relatively weak in the fourth quarter, but a little bit better than the first quarter and second quarter. So it appears that there is a little bit of stabilization there.

William Crow:  Okay. That’s it for me. Thanks, guys.

John Arabia:  Thanks, Bill.

Operator:  We’ll go next to David Lowe at Baird.

David Lowe:  Hey John, I just wanted to get a little bit of an idea about what the considerations were in the pricing of the preferred that you were looking to sell. The financials in 2013 still look pretty good; your coverage was excellent that year. Has that deteriorated, or are you expecting it to? How did you determine that on discount?

Bryan Giglia:  Hi, David, it’s Bryan. When we looked at the preferred compared to the face value and what we ended up accepting for the repayment, there were several factors that I touched on in the prepared remarks, the main factor that we looked at was that if, you look at the Rochester market and you look at the supply increase in that market, the Mayo Clinic came out several years ago and announced a very large multi-year expansion. After that there was - I think from ‘16 to ‘18 there’s a 20 to 30% increase in the supply over that time period in a lot of smaller limited service but still very competitive hotels. When we look at that, combined with the relatively near term maturities of the mortgage and the mezzanine debt, we felt that this was an appropriate price to end this investment. When you go back and look at our total cash received for the sale and looking at where the properties are performing, it still equates to 160,000 key and the 12 times multiple which we think is an attractive price for those assets. Also keep in mind that those proceeds were then reinvested into Boston at the acquisition price of Boston was a comparable multiple to what we sold Rochester for.

David Lowe:  Okay. I guess I understand that. I guess I’m just trying to understand about the alternative of holding it to 2018 and either the equity owner selling or refinancing and perhaps giving you par or something closer to that.

Bryan Giglia:  We thought that there was potential risk at that point, so taking all those factors into account, we felt that this was the best outcome.

David Lowe:  Okay. Great. Thanks.

Operator:  We’ll go next to Chris Woronka at Deutsche Bank.

Chris Woronka:  Hey, good morning, guys. Want to ask you a little bit about the third quarter just from the standpoint of do you think when you did your annual budget earlier in the year, was it just kind of a estimate? Maybe some of the short term group business that comes in for third quarter as you got later in the year, that just shifted into October and I guess if I can frame it in a question, if you have it or you’re willing to share it, how much of a delta are you seeing in October versus September?

Marc Hoffman:  Chris, specifically what delta - I don’t understand which delta you’re looking for. -

Chris Woronka:  I guess it would be more on the group. Is September group going to be down 5 and October up 10, or is it - are you able to kind of quantify exactly where the - kind of where the slippage came from, from third quarter to fourth? Is it something that kind of unfolded over the year, do you think, or was it just kind of mis-modeled by everybody at the beginning?

John Arabia:  Chris, it’s John. We’ve been talking about the calendar shift, I think, all year. I think we started talking about it last year, so this is - I would not characterize this at all as softening through the year, it’s really just a calendar shift. So, and - go ahead, Bryan.

Bryan Giglia:  Chris, in the third quarter, with Labor Day moving a week out and with the Jewish holidays falling mid-week compared to weekends last year, it impacts more of the city center and the large group hotels where there will be holes in those weeks, and this was expected the entire year. As we get to October, the performance relatively just bounces back to where we’ve been seeing for the rest of the year. So the softness in September is all calendar-related.

Chris Woronka:  Okay, that’s helpful. Then just wanted to ask you about Houston, and I understand it’s only about 3% of your portfolio, so not from a - not that it really impacts you much, but have you - guessing you watch the market, have you seen transactions or hotels for sale there and just in the context of are some people going to kind of get really negative on the city for long term and try to sell at lower prices? Do you think things that are for sale there are holding up on the valuation side?

John Arabia:  Hey Chris. Let me pass this over to Robert Springer.

Robert Springer:  Yes, good morning, Chris. You know, in the quarter there was a couple transactions. Candidly, there were several assets in the market in Houston prior to oil prices really dislodging. We weren’t an active investor in Houston so we weren’t looking to increase our exposure at that time, so we were only generally aware that those transactions were in the market, although I do know from some follow-up conversations that there was several deals that were in the market ultimately decided to pull themselves from the market because of the movement in the price of oil and frankly the end result in the bid that they would get, more reflecting the moment in time than really reflecting the long term value of the real estate.  I haven’t seen any recent very recent trades in Houston and I think that’s probably consistent with owners of lodging real estate deciding to hold for the time being to allow the oil markets to stabilize and thus market-clearing prices better reflect the actual value of the real estate.

Chris Woronka:  Okay, great, thanks. Then just finally on the Wailea, on the deferred guarantee payment, is that something that Marriott initiated or did you guys initiate it? Is it just purely because of the - I think you mentioned the cash flows being better this year, and so does it - is that specifically why …

Marc Hoffman:  It’s Marc. No, we initiated it. Obviously we had a lot of asset management initiatives at Wailea this year, and we were able to get in there quickly and make a lot of difference and move forward on both revenue and profitability, and we worked with Marriott and they were very quick to move the full $5 million guarantee to 2016.

Chris Woronka:  Okay. Very good. Thanks, guys.

John Arabia:  Thank you.

Operator:  We’ll go next to Anthony Powell at Barclays.

Anthony Powell:  Hi, good afternoon. Just on Wailea again, you’ve done very well to drive occupancy there the past couple quarters. How do you mitigate potential disruption there next year as you start to implement your cap ex strategy?

Marc Hoffman:  I don’t think there is going to be a mitigation of it. We’ve been very public that we’re going to have a range of displacements that is going to be between, on the revenue side, between $12 million and $18 million, and a range on the EBITDA side of between $8.5 million and $12.5 million. We are going to be doing numerous things to try and reduce that. The hotel will probably have at different times, different sale discounts available for those people or what I call wannabes who want to come to Wailea but never can afford it but they can probably afford it during a construction period. So my sense is we’ll probably run higher percentage of occupancy than maybe we think, and we’ll do those kinds of things. But there is no doubt we will have this disruption, but we are highly confident on getting the work done on time and being ready for Christmas season of 2016.

John Arabia:  Anthony, those statistics that Marc just talked about were discussed at length, as you know, in our Boston Park Plaza tour and that presentation is on our website. But keep in mind as - also as we said at our meeting in Boston. This hotel is doing very, very well, much better than our underwriting expectations. We had always forecasted pretty significant disruption in order to take advantage of the massive rate delta between us and our neighbors. So this is really proceeding as planned. Actually better than planned.

Marc Hoffman:  Then the other thing is that the projected EBITDA displacement that I discussed is before the Marriott guarantee.

Anthony Powell:  Got it. I understood, I guess the revenue and EBITDA. I guess I was more asking about the customer views, the customer perception, but I think you addressed that with some of the discounts you mentioned.

Moving on to overall just transaction activity, have you seen any change in the posture of buyers or sellers over the past say four weeks, given some of the volatility in the equity markets and just debate about a lot of the cycle?

Robert Springer:  It’s really too early to say. There are several transactions that are in the market right now. I do get a sense that in speaking and kind of channel-checking with different market participants, I do get a sense that the REITs are generally looking less or feeling less aggressive. Obviously the dislocation in lodging stock prices here recently, I’m sure, is a driving factor there. I do think it’ll be very interesting to see where the transaction markets are at. Coming out of the summer, August tends to be a difficult time with vacations and so forth to get transactions done, so I think September and October, depending on where the lodging stocks are trading, will probably be an interesting indicator of where the balance of the year will be from a transaction activity perspective.

Anthony Powell:  All right, thanks and congrats on ending earnings season on a positive note here.

John Arabia:  Thanks, Anthony.

Operator:  We’ll go next to Thomas Allen at Morgan Stanley.

Thomas Allen:  Hi. I think this is following up on some earlier questions, but one of your peers said this morning that they expect their group RevPAR to be down high single digits in 3Q. Are you expecting something comparable? Thanks.

John Arabia:  We’ll take a second just to grab that number.

Marc Hoffman:  No. I mean our - we’re not down anywhere near like that, but let me get you the exact number here real quick.

No. We’re - our group RevPAR for this year for Q3 is up.

Thomas Allen:  Great. Thank you.

Operator:  We’ll go next to Lukas Hartwich at Green Street Advisors.

Lukas Hartwich:  Thank you. Hey guys. Most of my questions have been answered. I just have a couple of quick ones on the markets here. I notice your Houston hotels did quite well during the quarter, and I was kind of curious whether that was a 2Q event or do you think that’s something that’s more sustainable?

John Arabia:  Hey, Lukas. You know, our Houston assets, we have two hotels, one Marriott, one Hilton. Our asset management team started getting a little bit concerned about changes in oil some time ago. Call it lucky, call it smart, but we took on a piece of training business from a non-oil-related company, it was actually an airline training business that has done very well for us and has protected us. That piece of business stretches out for some time. The food and beverage contribution in that group is not all that significant, so that’s why you see a little bit of a delta between the RevPAR trend and the EBITDA trend. But we - at those two hotels we massively outperformed our competitive set, which was down between 4 and 5% in the quarter - excuse me, year to date.

Lukas Hartwich:  That’s really helpful. I

Marc Hoffman:  We continue to look for that kind of business and expect that type of business to help us as well, very well in 2016.

Lukas Hartwich:  Right. Then the other market that just kind of jumped out at me was Orlando, your Renaissance there. The market looked pretty strong according to Smith Travel data, so I was just curious, is that just a near term blip or is something else going on there that I’m missing?

Marc Hoffman:  Yes. It really is. RevPAR was due to a lower related groups that brought in more catering and other revenues but drove down ADR. EBITDA and margin are impacted by the change in accounting by - for IMF. Last year the hotel had a $230,000 credit in IMF in Q2. We do expect a solid Q3 there and a good Q4, and 2016 looks very good there.

Lukas Hartwich:  All right, that’s it for me. Thanks, guys.

Operator:  We’ll move next to Ryan Meliker at Canaccord Genuity.

Ryan Meliker:  Hey guys, I just wanted to talk about New York a little bit. I guess the first question I had was so the Hilton Times Square, it looks like, ran 99.6% occupancy for the quarter. I didn’t realize that properties could run that high of occupancy. So I guess congratulations for being able to bring the demand in, but Marc, do you feel like you left some rate on the table there? Is that something that you guys are trying to work through or pushing rate a little more aggressively at properties like that and the Doubletree which was close to 98%?

Marc Hoffman:  Look, we have always run these hotels at a high occupancy. Given - and you know it’s an interesting point; given the fact that the city opened about 2500 rooms in the quarter, the reality of it is there is demand there but the demand has a price limitation. So we have found that to keep the hotels full we continue to try and drive rate and mix. But it’s a phenomenon that exists in the city where there are numerous hotels running those kinds of high occupancies. At this point, with the continued increase of supply, it’s just difficult to keep remixing.

Robert Springer:  Hi, it’s Robert. Keep in mind the locations of our hotels are, especially from a transient perspective, are very favorable locations and they’re sought-after locations, so keeping the mentality of the inventory is truly disposed, right? Once you haven’t sold that room for the night it’s gone. We do take and our manager Highgate, as I know you guys are very familiar with, do take a very aggressive approach to fill those rooms and to get that incremental revenue. I think we do have slightly more success just given the sought-after locations.

Ryan Meliker:  I think that makes sense, it’s just whenever I see occupancies that high I question whether is it - you’re getting the right mix, but I know it’s been a challenging market in New York. Out of curiosity, I think John you mentioned July RevPAR was up 3% in New York. What was your June RevPAR up in New York? Was that also positive?

John Arabia:  We’re looking for the number.

Robert Springer:  RevPAR in New York, hold on one second.

John Arabia:  We’ll grab that for you, Ryan.

Robert Springer:  We don’t have it handy.

Ryan Meliker:  I guess I’m wondering because I know Smith Travel Research said June positive in New York and it seemed like with June up and July up maybe trends were turning in New York. I know you said you expect that RevPAR growth would stay negative. I mean obviously the supply is there but the supply was there in June and July, so what gives you confidence that New York RevPAR is going to turn back negative throughout the rest of the year? Is it just being conservative?

John Arabia:  I think there’s some conservatism in there. By the way, June was flat. I think there’s some conservatism in there. We’ve only seen book up 3%. I think a realistic possible range is modestly up to modestly down from what we see so far.

Keep in mind too, Ryan, there is more supply coming. We’re not done with the supply wave. In 2016’s another big supply - more hotels coming in that will compete.

Ryan Meliker:  Sure. Sure. All right. That’s it for me. Thanks a lot.

John Arabia:  Thanks, Ryan.

Operator:  We’ll take our next question from Smedes Rose at Citi.

Smedes Rose:  Hi, thanks. Just wanted to ask you two questions. One on Wailea. I think on your last call you had mentioned that you saw cheaper air fares, I think, from California, a big feeder market, into Wailea or in Hawaii in general. Are you still seeing that, or any changes on sort of the air lift front that you’re aware of that are either helpful or hurtful?

John Arabia:  Yes, a very positive trend actually. We’ve seen declines in the first and second quarters, we saw declines of 12 to 16%. That continues in the third and fourth quarter for our channel checks on flights into Maui. That’s very helpful. So even as we talked about at the Boston Park Plaza tour, we’ve seen an increase in not only number of flights but increase in demand from places like Canada. So overall just positive trends into Maui.

Smedes Rose:  Okay; and then I know you’ve said you’re going to hold off on giving any specifics on group for 2016, but I mean at this point what you’re seeing in ‘15, I mean, would you be disappointed if group in ‘16 wasn’t at a higher level of revenues than what you’re seeing for this year?

John Arabia:  In other words, will we - do we anticipate that group revenues will increase in ‘16?

Smedes Rose:  Well, yes. I mean you said for this year it’s pacing at 5.6%, I think, in total group revenue. Given your positive commentary about some of the citywides next year, I mean would it be reasonable to assume that it’ll be at a, you know, a bigger pace next year?

John Arabia:  I think it’s safe to assume that, from what we see now, you could see acceleration moving into next year, in terms of group pace.

Smedes Rose:  Okay, great. Thank you.

John Arabia:  Sure.

Operator:  Our next question comes from Rich Hightower at Evercore ISI.

Richard Hightower:  Hey guys.

John Arabia:  Hey Rich.

Richard Hightower:  Following up on, John, one of your comments earlier, I think I know what you meant by this but when you described the commoditization of hotel product in New York City now and as it relates to your assets. Could you just flesh that out a little bit and describe what you mean there?

John Arabia:  Yes, sure. It seems as if the consumers aren’t distinguishing that much between individual products. There might be numerous hotels that they are happy to stay in within a certain submarket, and it really then comes down to price. It’s been a little frustrating that,following up on Ryan’s question, we have a property running 99% and basic economics would say that we should be able to materially move rate in that environment. It’s pretty amazing watching the revenue managers try and push those rates and how quickly that demand goes elsewhere. So I wish I had a better answer for you, but it does seem that the consumers are happy staying at one of many places, including trading off the limited service hotels, and it’s become pretty rate-sensitive.

Richard Hightower:  That’s really interesting. I guess maybe a bigger picture question that I haven’t asked this earnings season but the proposed Orbitz and Expedia merger, as it relates to some of those factors you’re describing in New York or any of your hotels, do you have any preliminary ballparking on how that might impact the portfolio?

John Arabia:  Rich, no thoughts yet. Too early.

Richard Hightower:  Okay. All right, thank you.

Operator:  We’ll go next to Shaun Kelly at Bank of America.

Shaun Kelly:  Hey, good morning, guys and thank you for taking my question. I guess good afternoon at this point. So, John, you mentioned something really interesting about the elasticity in New York from the customer perspective. Just thinking out loud, but as you look at other markets, particularly San Francisco, maybe Boston, do you see any of the same behavior as you get into these very high occupancy markets? San Francisco has done extraordinarily well this cycle but why do you think there might be a difference in maybe those two other markets versus New York, given that a lot of the transparency tools that at least the consumer has? Again, it’s probably different for business travel, but at least that the consumer has - should be the same in those other markets.

Marc Hoffman:  Hey, it’s Marc Hoffman. Look, I think there is a material difference between New York, Boston and San Francisco. Boston and San Francisco have little to no supply coming into those markets for several years moving forward. New York this year, between ‘15, ‘16 and ‘17, has approximately 14,000 or 15,000 rooms coming into the market and I believe a total percentage supply increase of between 5 and 7%. I mean it’s just a big increase. So simply put, you have so many more positive with supply, and then in both in San Francisco and in New York you have incredible growth of available square footage of office space and growing technology and biomedical and technology in both San Francisco and Boston downtown.

Shaun Kelly:  Thanks for that, Marc. I guess I understand that when it relates to the drivers, why they could be great real estate investments but I don’t entirely understand why that would change the customer elasticity, right? Like, if what you’re describing is we’ve got a crazily full market in New York, but we can’t push rate because the customer can just quickly change to an equal substitute; I’m just trying to understand, like, is it a leisure versus business mix that is so different between those markets? Because again, the consumer is not going to care about future supply, right? They’re staying today. So that’s what I’m trying to understand, because the absolute rates and absolute occupancies in New York are massively better than what you see in Boston or San Fran.

Marc Hoffman:  Yes, and I think one of the dynamics that is at play in New York that’s not at play in other markets is because you have new hotels consistently and constantly opening in New York right now, there’s always a group of hotels that are new hotels that don’t have an established customer base, they don’t have an established demand base, and thus they need to price themselves lower to get themselves introduced to the market. So you have existing stabilized hotels that are competing with new hotels that have no existing base to grow from. So it makes them much more price-insensitive and thus they’re more aggressive and more discounting.

Shaun Kelly:  I get it. Okay. That’s actually very helpful color. I appreciate it, guys. Good quarter.

Marc Hoffman:  Thank you.

Operator:  That does conclude today’s question and answer session. At this time I’d like to turn it back to Management for any closing remarks.

John Arabia:  Well, thank you very much for your interest in the Company. We will talk to you all soon. Thank you.

Operator:  That does conclude today’s conference. Again, thank you for your participation.

END